Exhibit 99.4

PROXY FOR SHARES — INFINITY PROPERTY AND CASUALTY CORPORATION

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY.

The undersigned hereby appoints JAMES R. GOBER and JAMES H. ROMAKER, and each of them, as the undersigned’s proxies, with full power of substitution, to attend the Special Meeting of Shareholders of Infinity Property and Casualty Corporation, to be held at 2201 4th Avenue, Birmingham, AL 35203, on Friday, June 1, 2018, at 8:00 a.m., local time, and any adjournment or postponement thereof, and to vote thereat the number of shares of Infinity Property and Casualty Corporation common stock, no par value per share, which the undersigned would be entitled to vote, with all the power the undersigned would possess if present in person, as specified on the reverse side.

The proxies will vote as specified on the reverse, or if a choice is not specified, they will vote FOR Items 1, 2 and 3.

Receipt of the Notice of Meeting of Shareholders and related Joint Proxy Statement/Prospectus dated April [    ], 2018 is hereby acknowledged.

(Items to be voted appear on the other side)

Important Notice Regarding the Internet Availability of Proxy Materials for the Special Meeting of Shareholders:

VOTE BY INTERNET - www.voteproxy.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Central Daylight Time on May 31, 2018. Have your proxy card in hand when you access the website and then follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-776-9437

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Central Daylight Time on May 31, 2018. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Complete, sign and date your proxy card and return it in the postage-paid envelope we have provided.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INFINITY PROPERTY AND CASUALTY CORPORATION

The Board of Directors recommends you vote FOR Proposal 1.	For	Against	Abstain

1. Adopt the Agreement and Plan of Merger, dated as of February 13, 2018, as may be amended, among Kemper Corporation, a Delaware corporation (“Parent”), Vulcan Sub, Inc., an Ohio corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Infinity Property and Casualty Corporation, an Ohio corporation (the “Company”), pursuant to which Merger Sub will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”).	☐	☐	☐

The Board of Directors recommends you vote FOR Proposal 2.	For	Against	Abstain

2. Approve, on an advisory, non-binding basis, certain compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise related to the Merger.	☐	☐	☐

The Board of Directors recommends you vote FOR Proposal 3.	For	Against	Abstain

3. Approve the adjournment of the Infinity special meeting for a period no longer than 20 business days in the aggregate, for the absence of a quorum or to allow reasonable additional time to solicit additional proxies if there are not sufficient votes to approve Proposal 1 at the time of the Infinity special meeting.	☐	☐	☐

Please sign exactly as your name appears hereon, indicating, where proper, official position or representative capacity. When signing as Attorney, Executor, Administrator, Trustee, etc. give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners) Date